Sub item 77I
LEGG MASON PARTNERS INCOME TRUST
SUPPLEMENT DATED MAY 31, 2012
TO THE PROSPECTUS DATED FEBRUARY 29,
2012 OF
WESTERN ASSET SHORT DURATION
MUNICIPAL INCOME FUND

Effective August 1, 2012, the following
information amends and/or supplements, as applicable, those sections of the Prospectus and SAI, as applicable, listed below.

The following amends anything to the contrary in the section of the Prospectus titled Choosing a class of shares to buy to the extent that such fund offers such classes:

When choosing between Class A and Class C shares, you should be aware that, generally speaking, the larger the size of your investment and the longer your investment horizon, the more likely it will be that Class C shares will not be as advantageous as Class A shares. The annual distribution and/or service fees on Class
C shares may cost you more over the longer term than the front-end sales charge and service fees you would have paid for larger purchases of Class A shares. If you are eligible to purchase Class I shares, you should be aware that Class I shares are not subject to a front-end sales charge and generally have lower annual expenses than Class A or Class C shares.

More information about the funds classes of shares is available through the Legg Mason funds website.

You'll find detailed information about sales charges and ways you can qualify for reduced or waived sales charges, including:

The contingent deferred sales charges that apply to the redemption of certain Class A shares

The following amends anything to the contrary in the section of the Prospectus titled Comparing the funds classes:

Contingent deferred sales charge - Class A -
0.50% on purchases of $500,000 or more if you redeem within 18 months of purchase (or within 12 months for shares purchased prior to August
1, 2012);waived for certain investors

The following amends anything to the contrary in the section of the Prospectus titled Sales charges
Investments of $500,000 or more and the
section of the SAI entitled Purchase of Shares:

You do not pay an initial sales charge when you buy $500,000 or more of Class A shares.
However, if you redeem these Class A shares within 18 months of purchase (or within 12 months for shares purchased prior to August 1,
2012), you will pay a contingent deferred sales charge of 0.50%.